Exhibit 99.1

VIASPACE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

PASADENA, CA —August 14, 2008—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today financial results for the quarter ending June 30, 2008.

Commenting on second quarter results, Dr. Carl Kukkonen, CEO of VIASPACE said, “The Company’s net loss was lower than last year and combined gross profit and other income, net were up on a quarter to quarter basis. Total operating expenses were lower for the quarter. We experienced several milestones during the quarter and afterwards. We announced on August 11, 2008 that our Ionfinity subsidiary has been awarded a $750,000 Phase II contract for its proposal entitled “Advanced Robotic Detection of Chemical Agents, Toxic Industrial Gases, and Improvised Explosive Devices (IED)s for Force Health Protection” submitted to the United States Army Small Business Technology Transfer (STTR) Program. We will see revenues from this effort beginning in the third quarter. This competitively selected two year contract will result in a field demonstration of high sensitivity detection and analysis capability for chemical agents and explosives that threaten U.S. armed forces. Ionfinity is also expecting a similar STTR contract award from the U.S. Navy during the remainder of 2008. In the second quarter of 2008, VIASPACE added agents in both Asia and the Middle East, in addition to marketing professionals, in the areas of batteries and fuel cell systems. VIASPACE Energy has expanded into safe lithium batteries with representation of two Asian manufacturers with focus in Electric bikes, larger electric vehicles (“EVs”) as well as portable electronics. In addition, we have continued to see a substantial increase in the number of contacts from several major fuel cell manufacturers concerning design of fuel cell cartridges for their liquid fuel cell efforts. During the remainder of 2008, we expect to see additional revenue from our instrumentation business including our HS-1000 Humidity Sensor and our BA-1000 Lithium Battery Tester, revenue from Ionfinity for its U.S. government awards and our agreement on AIMS perimeter defense radar systems.”

Revenues for the second quarter of 2008 were $67,000, as compared with $132,000 in the same quarter of 2007. Gross profit for the second quarter of 2008 was $43,000 compared with $48,000 for the comparable quarter of 2007.

Operating expenses for the second quarter of 2008 were $2,085,000 compared to $2,155,000 in the same quarter of 2007. Included in operating expenses for the second quarter of 2008 was $530,000 of stock option, warrant and restricted stock compensation expense compared with $919,000 for the same period in 2007. Second quarter of 2008 operating expenses included $170,000 in research and development expense and $1,915,000 in selling, general and administrative expense. In the second quarter of 2007, there was $415,000 in research and development expense and $1,740,000 in selling, general and administrative expense. Loss from operations for the second quarter of 2008 was $2,042,000 compared to $2,107,000 in the same quarter of 2007.

Other income/expense including minority interest in consolidated subsidiaries was income of $142,000 for the second quarter of 2008 compared to income of $14,000 for the same period in 2007.

Net loss was $1,901,000 for the second quarter of 2008, compared to net loss of $2,102,000 for the same quarter of 2007. The Company’s loss per basic and fully diluted share was less than $0.005 in the second quarter of 2008 and $0.01 in the second quarter of 2007.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360